Exhibit 99.1

New Focus, Inc. (ticker: NUFO, exchange: NASDAQ) News Release—25-Apr-2002

NEW FOCUS PROMOTES NICOLA PIGNATI TO PRESIDENT AND CEO

R. CLARK HARRIS TO REMAIN CHAIRMAN AND ACT AS CHIEF STRATEGY OFFICER

SAN JOSE, California (April 25, 2002): New Focus, Inc., (Nasdaq: NUFO), a leading supplier of innovative products serving the telecommunications, test and measurement, and photonics tools markets, today announced that Nicola Pignati has been promoted to president and chief executive officer and will join the company’s board of directors following the company’s annual meeting of stockholders scheduled for May 29, 2002. The company also announced that R. Clark Harris would remain in an active role as its chairman of the board and chief strategy officer.

Mr. Pignati joined New Focus in April 2000 as chief operating officer and was recently promoted to executive vice president, chief operating officer in December 2001. Prior to joining the company, Mr. Pignati co-founded MMC Technology, Incorporated, a supplier of thin-film media to the disk drive industry, in April 1996 and served as president and chief executive officer from its inception. MMC Technology is now a subsidiary of Maxtor Corporation. Mr. Pignati has also held executive positions in engineering and operations at Conner Peripherals, which was subsequently acquired by Seagate Technology, Incorporated, Applied Magnetics, Komag, and IBM.

Mr. Harris has served as a director of New Focus since December 1998 and as the chairman of the board since August 2001. Mr. Harris was appointed president and chief executive officer in October 2001. With this change in management responsibilities, Mr. Harris will focus his attention on the future strategic direction of New Focus and work on acquisition and partnering initiatives.

“We congratulate Nic on his well deserved promotion and are confident in his abilities to direct the restructuring activities that the company has undertaken. As an experienced veteran of the highly competitive disk drive industry, Nic understands how to run a lean and highly efficient organization. He also has valuable experience as an entrepreneur and as an executive team member in larger organizations. Nic’s experience base will help New Focus to further its operational objectives in light of its near-term revenue prospects while also focusing on growth opportunities, both organically and through acquisitions,” said Harris, chairman and chief strategy officer of New Focus, Inc.

About New Focus:

NEW FOCUS MANUFACTURES DIFFERENTIATED OPTICAL AND RADIO-FREQUENCY (RF) PRODUCTS FOR THE NEXT-GENERATION COMMUNICATION NETWORKS AND OTHER PHOTONICS MARKETS. NEW FOCUS’ PRODUCT PORTFOLIO INCLUDES TUNABLE LASERS FOR BOTH TEST AND MEASUREMENT AND NETWORK APPLICATIONS, HIGH SPEED OPTO-ELECTRONIC DEVICES, AND ADVANCED PHOTONICS TOOLS. FOUNDED IN 1990, THE COMPANY REMAINS A LEADER IN THE CREATION OF ADVANCED OPTICAL PRODUCTS FOR THE COMMERCIAL AND RESEARCH MARKETPLACES. THE COMPANY IS HEADQUARTERED IN SAN JOSE, CALIFORNIA AND HAS OPERATIONS IN CAMARILLO, CALIFORNIA, MADISON, WISCONSIN, AND SHENZHEN, CHINA.

For more information about New Focus visit the company’s Internet home page at http://www.newfocus.com, call our Investors Relations Department at 408-284-NUFO, or e-mail us at investor@newfocus.com.

COMPANY CONTACT:

William L. Potts, Jr., Chief Financial Officer	408-284-5184